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                                                                     EXHIBIT 4.1


                          AMENDMENT TO RIGHTS AGREEMENT

        AMENDMENT ("Amendment"), dated as of December 23, 1998, to the Rights Agreement dated as of June 21, 1996, as amended by the amendment thereto dated as of April 27, 1998 (as so amended, the "Rights Agreement"), between Aames Financial Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services LLC, as successor Rights Agent to Wells Fargo Bank (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 28 of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

        1. The definition of "Exempt Person" in Section 1 of the Rights Agreement is amended to read in its entirety as follows:

        "Exempt Person" shall include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries, or any entity holding shares of Common Stock which was organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan, (iv) Turtle Creek Revocable Trust and its Affiliates and Associates, (v) Thirty-Five East Investments LLC and its Affiliates and Associates, and (vi) Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z"), and each "Designated Purchaser" (as defined in that certain Preferred Stock Purchase Agreement dated as of December 23, 1998 between the Company and Capital
        Z) and their respective Affiliates and Associates, and each of their successors, assigns and transferees (and there respective subsequent successors, assigns and transferees), and their respective Affiliates and Associates; provided, however, that the entities referred to in subsections (iv) and (v) hereof shall be Exempt Persons only so long as they each own at least 50% of the shares of Common Stock purchased by them pursuant to the Stock Purchase Agreements, dated as of March 19, 1998, entered into between such entities and the Company.

        2. Section 22(c) of the Rights Agreement is hereby amended by adding the following thereto:

               "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent."


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        3. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

        4. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed, all as of the day and year first above written.

ATTEST:                                     AAMES FINANCIAL CORPORATION

/S/ BARBARA S. POLSKY                       /S/ DAVID A. SKLAR
--------------------------------            ------------------------------------
Name:   Barbara S. Polsky                   Name:  David A. Sklar
Title:  Executive Vice President,           Title: Executive Vice President and
        General Counsel and Secretary              Chief Financial Officer



ATTEST                                      CHASEMELLON SHAREHOLDER
                                            SERVICES LLC
                                            As Rights Agent

/S/ RONALD LUG                              /S/ ROSA M. BAUTISTA
---------------------------------           ------------------------------------
Name:   Ronald Lug                          Name:  Rosa M. Bautista
Title:  Vice President                      Title: Relationship Manager


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